Exhibit 10.1

RENOVIS, INC. CORPORATE BONUS PLAN

Purpose:

The terms of the Renovis, Inc. (the “Company”) Corporate Bonus Plan (the “Plan”) have been established to reward the Company’s executive officers and other employees for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, cash bonuses, if any, will be based on both the achievement of specified individual and corporate goals as well as a review of personal performance, which is determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).

Determination of 2005 Cash Bonuses:

Target cash bonuses for executive officers (including the Chief Executive Officer) under the Plan for 2005 range from 30% to a maximum of 50% of the recipient’s base salary. Actual bonuses will be based on the achievement of objective Company and individual performance goals and may be higher or lower than targeted amounts according to a pre-determined formula that will be applied by the Compensation Committee. The objective Company performance goals will be based on meeting certain goals with respect to the Company’s financial performance, clinical development of product candidates, identification of new product candidates for preclinical development and entering into collaborations with respect to current or potential product candidates, as well as other Company performance goals to be determined by the Compensation Committee. The Board and Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.